Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Herc Holdings Inc. of our report dated February 10, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Herc Holding Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

February 14, 2022